Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 23, 2008
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS SECOND QUARTER RESULTS

St. Paul, Minn. (7/23/08)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2008. Revenue for the quarter was $3,222,000, versus revenue of $5,866,000 in the second quarter of 2007. Net loss for the quarter was $441,000, or $0.04 per share, as compared to net income of $612,000, or $0.06 per diluted share, in the second quarter of last year.

“As we anticipated, our customers remained cautious in the second quarter as a result of the economic downturn in the United States and uncertainty about worldwide demand for semiconductors in the coming quarters," Joseph C. Levesque, president and chief executive officer, commented. “However, we experienced a number of positives in the quarter. Our bookings exceeded our first quarter bookings, and were well in excess of second quarter revenue. We further streamlined our operations for improved future performance. We shipped product to two new customers in the quarter, and scheduled evaluations for this quarter at three more new customers, as we begin to gain the benefits of our accelerated efforts to broaden our customer base.”

“Looking forward, although uncertainty about economic conditions continues within our customer base, we are seeing an increase in order activity,” Levesque added, “and we expect business conditions to improve materially in the third quarter and as the year progresses.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2007.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007

Net sales	$3,222	$5,866	$8,857	$10,971
Cost of goods sold	1,762	2,912	4,621	5,327
Gross profit	1,460	2,954	4,236	5,644
Gross profit percent	45.3%	50.4%	47.8%	51.4%

Operating expenses:
Selling, general and administrative	1,496	1,523	3,198	2,789
Research and development	748	912	1,524	1,888
Total operating expenses	2,244	2,435	4,722	4,677

Income (loss) from operations	(784)	519	(486)	967
Interest income (expense), net	83	102	203	203
Income (loss) before income taxes	(701)	621	(283)	1,170
Income tax benefit (expense)	260	(9)	105	(14)

Net income (loss)	$(441)	$612	$(178)	$1,156

Income (loss) per share:
Basic	$(0.04)	$0.06	$(0.02)	$0.11
Diluted	$(0.04)	$0.06	$(0.02)	$0.11

Weighted average common shares outstanding:
Basic	10,586	10,394	10,570	10,336
Diluted	10,586	10,683	10,570	10,632

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$11,983	$12,105
Accounts receivable, net	2,086	3,542
Inventories - operations	8,447	7,590
Inventories - shipped equipment, subject to
revenue deferral	430	105
Deferred income taxes	315	315
Other current assets	279	589
Total current assets	23,540	24,246

Property and equipment, net	165	185
Deferred income taxes	2,107	2,002
Other assets	303	150

Total assets	$26,115	$26,583

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$35	$45
Trade accounts payable	1,041	782
Other current liabilities	902	1,603
Total current liabilities	1,978	2,430

Long-term debt, less current portion	-	11

Shareholders' equity	24,137	24,142

Total liabilities and shareholders' equity	$26,115	$26,583